U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section
                                 12(g)
  of the Securities Exchange Act of 1934 or Suspension of Duty to File
                                     Reports
  Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-18247


                         RETAIL PROPERTY INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

     1285 Avenue of the Americas, New York, NY 10019 (212) 713-4264 (Address, including zip code, and telephone number, including area code,
                  of registrant's principal executive offices)

            Shares of Common Stock, Par Value $.01 Per Share (Title of each class of securities covered by this Form)

                                      None

     (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a) (1) (i)               [  x  ]     Rule 12h-3(b) (1) (ii)
[     ]
Rule 12g-4(a) (1) (ii)              [      ]    Rule 12h-3(b) (2) (i)
[     ]
Rule 12g-4(a) (2) (i)               [      ]    Rule 12h-3(b) (2) (ii)
[     ]
Rule 12g-4(a) (2) (ii)              [      ]    Rule 15d-6        [
]
Rule 12h-3(b) (1) (i)              [      ]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934 Retail Property Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 19, 1996            By:  /s/ Timothy J. Medlock
                                    Name:  Timothy J. Medlock
                                    Title:  Vice President and Treasurer